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                                                            Exhibit 10(e)(xi)


                           SCHERING-PLOUGH CORPORATION

                             SEVERANCE BENEFIT PLAN



                AMENDED AND RESTATED EFFECTIVE DECEMBER 17, 2004

                     WITH AMENDMENTS THROUGH APRIL 18, 2005
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                                    PREAMBLE

      Schering-Plough Corporation ("Schering-Plough") established the Schering-Plough Severance Benefit Plan (the "Plan") for the purpose of providing severance benefits to certain Employees whose employment terminates on or after February 4, 2004. The Plan constitutes a formal employee welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is hereby amended and restated, effective for all terminations occurring on or after December 17, 2004, and supersedes any policy, plan, or program theretofore maintained or in effect under which Schering-Plough, or any of its U.S. affiliated companies (or their predecessors), ever made payments of severance benefits prior to December 17, 2004.

      The Plan, as set forth herein, is intended to alleviate in part or in full financial hardships that may be experienced by certain of those Employees of Schering-Plough and its U.S. affiliated companies, whose employment is terminated for certain reasons. In essence, benefits under the Plan are intended to be supplemental unemployment benefits. The Plan is not intended to be included in the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2) of ERISA as a "severance pay arrangement" within the meaning of Section 3(2)(b)(i) of ERISA. Rather, the Plan is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.

      The Plan shall continue until such time as it is amended or terminated in accordance with Article 6.




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                                TABLE OF CONTENTS

                                                                            PAGE
ARTICLE 1   DEFINITIONS................................................        1

ARTICLE 2   PARTICIPATION AND ELIGIBILITY FOR BENEFITS.................        6

ARTICLE 3   BENEFITS...................................................        8

ARTICLE 4   METHOD OF SEVERANCE PAYMENTS...............................       11

ARTICLE 5   THE ADMINISTRATIVE COMMITTEE...............................       12

ARTICLE 6   AMENDMENT AND TERMINATION..................................       13

ARTICLE 7   CLAIMS PROCEDURES..........................................       14

ARTICLE 8   MISCELLANEOUS..............................................       15


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                                    ARTICLE 1

                                   DEFINITIONS

When used herein, the following terms shall have the meanings set forth below.

1.01 "ADMINISTRATIVE COMMITTEE" means Schering-Plough Corporation's Employee Benefits Committee or its designee.

1.02 "BASE PAY" means the Employee's highest Weekly Base Rate of Pay during the 12 month period prior to the his or her termination.

      In the case of a Termination Due to Change of Control, Base Pay shall mean the sum of (a) Employee's highest Weekly Base Rate of Pay during the 12 month period prior to his or her termination or, if greater, the Employee's Weekly Base Rate of Pay in effect immediately prior to such Change of Control, and (b) an amount equal to 1/52 of the Employee's annual Target Incentive. Notwithstanding the foregoing, for purposes of calculating Base Pay in order to determine a Participant's benefit under Column A of Exhibit B, Base Pay shall not include any portion of the Employee's Target Incentive.

1.03 "BENEFITS" means the benefits that a Participant is eligible to receive pursuant to Article 3 of the Plan.

1.04 "CHANGE OF CONTROL" means a Change of Control (or Change in Control) as defined in the Company's 2002 Stock Incentive Plan and any successor to such plan.

1.05 "COMPANY" means Schering-Plough Corporation and its U.S. affiliated companies.

1.06 "COMPARABLE POSITION" means employment with the Company or a successor employer in which the individual's level of responsibilities would not constitute a Demotion. For purposes of a Termination Due to Change of Control, a position shall not be a Comparable Position if such position would require the Employee's principal business location to be relocated more than 50 miles from the Employee's principal business location immediately prior to the Change of Control.

1.07 "CORPORATE INTEGRITY AGREEMENT" means the five-year settlement agreement entered into between the Company and the Office of Inspector General of the U.S. Department of Health and Human Services, effective July 29, 2004.

1.08 "DEMOTION" means continued employment in a position that, as determined by the Administrative Committee, constitutes a demotion under Schering-Plough's U.S. compensation guidelines or a position that is one or more levels lower on a Company-recognized career ladder, whether or not such employment is with the Company or a successor employer.

1.09 "DECLINE TO RELOCATE" means a termination of a Participant's employment as a result of his or her rejection of an offer of continued employment in the same position or a

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      Comparable Position that would require relocation of the Participant's principal business location of more than 50 miles.

1.10 "EMPLOYEE" means any regular full-time or regular part-time employee of the Company who is employed in the United States and as to whom the terms and conditions of employment are not covered by a collective bargaining agreement unless the collective bargaining agreement specifically provides for coverage under the Plan. For this purpose, a regular part-time employee shall be an employee who is regularly scheduled to work approximately 20 to 32 hours per week. The term "Employee" shall not include (a) temporary employees (including college coops, summer employees, high school coops, flexible workforce employees and any other such temporary classifications); (b) any individual characterized by the Company as an "independent contractor" or as a "contract worker;" (c) officers and other employees of the Company who are parties to employment agreements; (d) officers or other employees of the Company who participate in any severance plan of the Company that provides for the payment of severance benefits in connection with a Change of Control of the Company and such individual qualifies for the payment of such benefits; (e) any other individual who is not treated by the Company as an employee for purposes of withholding federal income taxes, regardless of any contrary Internal Revenue Service, governmental, or judicial determination relating to such employment status or tax withholding; or (f) effective April 13, 2005, any employee of the Company who (i) is not a U.S. citizen, (ii) is on temporary assignment in the United States, and (iii) normally works outside the United States. In the event that an individual engaged in an independent contractor or similar non-employee capacity is subsequently reclassified by the Company, the Internal Revenue Service, or a court as an employee, such individual, for purposes of the Plan, shall be deemed an Employee from the actual (and not effective) date of such classification, unless expressly provided otherwise by the Company.

      An Employee also includes any employee of the Company otherwise satisfying the definition for Employee above who works in the United States permanently or who normally works in the United States and receives compensation from one of the Company's United States affiliates or participating companies but is on temporary assignment outside of the United States.

1.11 "EMPLOYMENT SERVICE DATE" means the first day on which an individual became an Employee.

1.12 "EMPLOYMENT TERMINATION DATE" means the date on which the employment of the Employee by the Company is terminated.

1.13 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.14 "JOB ELIMINATION" means a termination of a Participant's employment by the Company due to job elimination, as determined by the Administrative Committee in its sole discretion, for purposes of the Plan only.


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1.15  "JOB RESTRUCTURING" means a termination of a Participant's employment by the Company due to a change in required competencies or qualifications for the Participant's job, as determined by the Administrative Committee in its sole discretion, for purposes of the Plan only.

1.16 "MISCONDUCT" means conduct which includes (a) falsification of company records/misrepresentation; (b) theft; (c) acts or threats of violence; (d) refusal to carry out assigned work; (e) unauthorized possession of alcohol or illegal drugs on company premises; (f) being under the influence of alcohol or illegal drugs during work hours; (g) willful intent to damage or destroy company property; (h) violation of the Business Conduct Policy;
      (i) acts of discrimination/harassment; (j) conduct jeopardizing the integrity of our products; (k) violation of Company rules, policies, and/or practices; or (l) other conduct considered to be detrimental to the Company.

1.17 "PARTICIPANT" means any Terminated Employee eligible for Benefits in accordance with Article 2.

1.18 "PLAN" means the Schering-Plough Severance Benefit Plan, as set forth herein, and as the same may from time to time be amended.

1.19 "PLAN YEAR" means the period commencing on each January 1 during which the Plan is in effect and ending on the subsequent December 31.

1.20 "SEVERANCE BENEFIT PLAN COMMITTEE" means the Committee that reviews initial benefit claims under the Plan, which shall be comprised of no less than three members who shall include the Company's Executive Director of Global Benefits, and Vice Presidents of Human Resources representing the Company's major operating groups as the Company shall appoint.

1.21 "TARGET INCENTIVE" means an Employee's target incentive for any given year under the Company's annual incentive plan applicable to the Employee immediately preceding his or her termination. Notwithstanding the foregoing sentence, in the event of a Termination Due to Change of Control, Target Incentive shall mean the greater of the Target Incentive described in the preceding sentence or the Target Incentive in effect immediately preceding the Change of Control.

1.22 "TERMINATED EMPLOYEE" means an Employee who has experienced an Employment Termination Date.

1.23 "TERMINATION DUE TO CHANGE OF CONTROL" means a termination of a Participant's employment by the Company within two years following a Change of Control that is involuntary or that is as a result of his or her written rejection of an offer of continued employment with the Company or an affiliate if such employment is not a Comparable Position. For purposes of the preceding sentence, an involuntary termination shall be deemed to occur as of the sixtieth (60th) day (or such longer period of time as the Company shall establish not to exceed one year) immediately following the later of (a) the date on which the Participant rejects in writing an offer of continued employment

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      with the Company or an affiliate for a position that is not a Comparable
      Position; or (b) the date of the Change of Control.

1.24 "TERMINATION DUE TO NON-PERFORMANCE" means a termination of an Employee's employment by the Company due to the Employee's failure to perform his or her job assignments in a satisfactory manner, as determined by the Administrative Committee in its sole discretion, for purposes of the Plan only. In addition, a Termination Due to Non-Performance means a termination of an Employee's employment by the Company due to the Employee being deemed an "ineligible person" pursuant to the Corporate Integrity Agreement.

1.25 "TERMINATION DUE TO WORKFORCE RESTRUCTURING" means termination of an Employee's employment by the Company due to a Decline to Relocate, a Job Elimination, a Job Restructuring, or such other termination determined by the Administrative Committee.

      An Employee who has been absent from employment on a (a) short-term disability leave, or (b) long-term disability leave or "medical no pay" leave lasting, in both cases, for a period of less than two years shall be deemed to have suffered a Termination Due to Workforce Restructuring if neither the Employee's latest position nor a Comparable Position exists for the Employee once he or she is released to return to work. Nothing in this paragraph shall prevent such an Employee from experiencing a Termination Due to Workforce Restructuring as a result of a Job Elimination, Job Restructuring, or other determination by the Administrative Committee or its designee to the extent otherwise provided under this Plan.

1.26 "VOLUNTARY RESIGNATION" means a resignation that is a voluntary separation from employment initiated by the Employee.

1.27  "WEEKLY BASE RATE OF PAY" means

      (a) for a regular full-time Employee paid on a weekly payroll period basis, the Employee's weekly rate of pay.

      (b) for a regular full-time Employee paid on a bi-monthly payroll period basis, the Employee's rate of pay for one payroll period divided by 2.166.

      (c) for a regular part-time Employee paid on any hourly basis, the Employee's highest base hourly rate during the last 12 months multiplied by the average number of weekly hours worked during that 12 month period.

1.28 "YEARS OF SERVICE" means the total number of a Participant's full years of active service with the Company subject to the following rules:

      (a) For purposes of determining a Participant's number of Years of Service, a full year of active service is any consecutive twelve-month period of service occurring after the Participant's most recent break in service lasting one year or more. For example, a Participant whose Employment Service Date is June 21, 2003 will be credited with

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          one Year of Service at the end of the business day June 20, 2004 provided that he or she has been continuously employed by the Company through that date.

      (b) For purposes of determining a Participant's number of Years of Service, such Participant shall be treated as if his Employment Termination Date was December 31 of the calendar year in which his or her actual Employment Termination Date occurs.

      (c) Any break in a Participant's active service for a period of less than one year shall be disregarded for purposes of calculating a Participant's number of Years of Service. For example, a Participant who was hired on June 1, 2000, was terminated on February 3, 2002, rehired on December 18, 2002, and terminated again on March 3, 2003 shall have three Years of Service under the Plan.


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                                    ARTICLE 2

                   PARTICIPATION AND ELIGIBILITY FOR BENEFITS

2.01  Eligibility.

      (a) Subject to Sections 2.01(b), 2.02, and 2.03, any Terminated Employee (other than an employee who is employed in Puerto Rico) who has provided the Company with at least 90 consecutive days of service and incurs a Termination Due to Workforce Restructuring, a Termination Due to Non-Performance, or a Termination Due to Change of Control shall become a Participant and shall be eligible for Benefits in accordance with the provisions of this Plan. A Terminated Employee who is eligible to participate in the Plan as a result of a Termination Due to Change of Control shall not otherwise be deemed to have incurred a Termination Due to Workforce Restructuring or a Termination Due to Non-Performance.

          For purposes of determining whether a Participant who either (i) transferred employment from NeoGenesis Pharmaceuticals, Inc. to the Company in connection with the asset purchase agreement, dated February 14, 2005, or (ii) became an Employee as a result of the Company's collaborative agreement with Bayer HealthCare AG, dated October 1, 2004, has satisfied the 90 consecutive days of service requirement set forth in this section 2.01(a) above, his or her service shall include service with NeoGenesis Pharmaceuticals, Inc. and Bayer HealthCare AG, as appropriate. In no event shall such individual be credited with such prior service for purposes of calculating their severance benefits under the Plan.

      (b) Notwithstanding anything herein to the contrary, a Terminated Employee shall not be considered to have incurred a Termination Due to Workforce Restructuring, a Termination Due to Non-Performance, or a Termination Due to Change of Control for the purposes of the Plan, if his or her employment is discontinued due to (i) a Voluntary Resignation; (ii) voluntary resignation after reaching early or normal retirement date under the Company's qualified pension plan; (iii) the divestiture of a business unit of the Company if the Employee is offered a Comparable Position with the Company or a successor employer; (iv) a rejection of an offer of a Comparable Position that is not a Decline to Relocate; (v) a Decline to Relocate and such Terminated Employee was on international assignment immediately preceding his or her termination; (vi) discharge for Misconduct; (vii) being placed on layoff status; (viii) failure to transfer to another location after initially accepting the transfer within the acceptance period of the offer; (ix) a termination of employment during or immediately following a long-term disability leave or a "medical no pay" leave lasting, in each case, at least two years; (x) death; or
          (xi) his or her refusal to cooperate with the screening process pursuant to the Corporate Integrity Agreement.

      (c) Notwithstanding anything herein to the contrary, in no event shall any Employee or former Employee who is receiving benefits under a Company-sponsored long-term disability plan and/or who was on "medical no pay" leave of absence lasting, in the aggregate, for a period of two consecutive years or more ending at or immediately preceding the time of his or her termination of employment be eligible for Benefits

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          under this Plan. For clarification purposes, the determination of whether an Employee or former Employee is ineligible for benefits as a result of the two-year leave of absence restriction set forth in the preceding sentence shall be made by aggregating any time periods in which the Employee or former Employee had received benefits under a Company-sponsored long-term disability plan together with any consecutive time periods that he or she was on "medical no pay" leave.

2.02 Termination of Eligibility for Benefits. A Participant shall cease to participate in the Plan, and all Benefits shall cease upon the occurrence of the earliest of:

      (a) Termination of the Plan prior to, or more than two years following, a Change of Control;

      (b) Inability of the Company to pay Benefits when due;

      (c) Completion of payment to the Participant of the Benefits for which the Participant is eligible; and

      (d) The Administrative Committee's determination, in its sole discretion, of the occurrence of the Employee's Misconduct, regardless of whether such determination occurs before or after the Employee's Employment Termination Date, unless the Administrative Committee determines in its sole discretion that Misconduct shall not cause the cessation of Benefits in a particular case. Notwithstanding the foregoing, the Administrative Committee must act in good faith in making such a determination at any time within the two years following a Change of Control.

2.03 Waiver and Release. Notwithstanding anything in the Plan to the contrary, unless determined otherwise by the Administrative Committee in its sole discretion, no Benefits shall be due or paid under the Plan to any Employee, unless the Employee executes (and does not rescind) a written waiver and release, in a form prescribed by Schering-Plough, of any and all claims against Schering-Plough, its affiliates, and all related parties arising out of the Employee's employment or termination of employment.


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                                    ARTICLE 3

                                    BENEFITS

3.01 Amount of Severance Pay. The amount of severance pay payable to a Participant shall be equal to the number of weeks of the Participant's Base Pay corresponding to his or her Years of Service at his or her Employment Termination Date as set forth on that portion of Exhibit A applicable to the reason for his or her termination from employment (determined by the Company, in its sole discretion) as listed on Exhibit A hereto.

      In the event of a Termination Due to Change of Control, the amount of severance pay payable to a Participant shall be equal to the number of weeks of the Participant's Base Pay corresponding to his or her Years of Service at his or her Employment Termination Date as set forth under Column B of Exhibit B applicable to his or her band as listed on Exhibit B hereto.

      Notwithstanding the foregoing, in the event of a Termination Due to Change of Control for a Participant who was an E-grade employee as of December 31, 2003, the amount of severance pay payable to the Participant shall be equal to the greater of the benefits as listed under Column A and B under Exhibit B hereto as applicable to E-grade employees and to his or her Years of Service at his or her Employment Termination Date.

      Notwithstanding the foregoing, in the event of a Termination Due to Change of Control for a Participant who was a weekly/hourly or a semi-monthly employee as of December 31, 2003, the amount of severance pay payable to the Participant shall be equal to the greater of the benefits as listed under Column A and B under Exhibit B hereto as applicable to his or her pay status and Years of Service at his or her Employment Termination Date.

3.02 Medical and Dental Benefits. A Participant covered under any of the Company's group medical and dental plans prior to his or her Employment Termination Date shall be provided the opportunity to elect to continue such coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Internal Revenue Code of 1986, as amended, and Section 601, et seq., of ERISA ("COBRA") and in accordance with the Company's regular COBRA coverage payment practices.

      Participants who experience a Termination Due to Workforce Restructuring or Termination due to Non-Performance shall be eligible to continue medical and dental benefits under COBRA coverage at active employee rates, as the same may be changed from time to time, for the greater of (a) three months or (b) the number of weeks of severance under Section 3.01 (to a maximum of 12 months) following his or her Employment Termination Date.

      Participants who experience a Termination Due to Change of Control shall be eligible (a) to continue medical and dental benefits under COBRA coverage at active employee rates, as the same may be changed from time to time, for the greater of (i) three months or (ii) the number of weeks of severance pay under Section 3.01 (to a maximum of 18 months)

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      following his or her Employment Termination Date, and (b) for retiree medical benefits under the terms of the retiree medical coverage generally applicable to the Company's retiree medical eligible retirees provided that such Participants are at least age 50 at the time of their termination of employment.

3.03 Life Insurance. Participants who experience a Termination Due to Workforce Restructuring or Termination Due to Non-Performance shall be eligible to receive continued basic life insurance coverage for the greater of (a) three months or (b) the number of weeks of severance under Section 3.01 (to a maximum of 12 months) following his or her Employment Termination Date.

      Participants who experience a Termination Due to Change of Control shall be eligible to receive continued basic life insurance coverage for the greater of (a) three months or (b) the number of weeks of severance under
      Section 3.01 (to a maximum of 18 months) following his or her Employment Termination Date. At the end of the coverage period, the Participant may convert the life insurance coverage to a personal policy.

3.04 Incentive Plan Payments. A Participant's entitlement to an incentive payment under the annual incentive plan applicable to such Participant following a termination of employment and the amount of such incentive payment, if any, shall be determined solely be reference to the applicable terms of such annual incentive plan, provided, however, for purposes of calculating a Participant's severance pay with respect to a Termination Due to Change of Control, a Participant's Base Pay shall include a pro rata portion of his or her Target Incentive as described under the definition of Base Pay in Section 1.02 of the Plan.

3.05 Reduction for Other Payments; Offsets. The Benefits payable hereunder to any Participant shall be reduced by any and all payments required to be made by the Company or its affiliates under federal, state, and local law, under any employment agreement or special severance arrangement or under any other separation policy, plan, or program. The Benefits payable hereunder to any Participant shall also be reduced by (a) any benefits previously paid to such Participant under this or any other separation or severance plan sponsored by the Company with respect to any periods of service with respect to which Benefits are being paid under this Plan; and
      (b) any and all amounts that the Participant owes to the Company or an affiliate.

3.06 Effect on Other Benefit Plans. Except as expressly provided herein, nothing under the Plan shall constitute an extension of eligibility for, or the vesting or exercise periods relating to, any employee benefit or equity compensation plan or an agreement with the Company.

3.07 Different Severance Benefits. Notwithstanding the foregoing, the Human Resources representative having jurisdiction over the Participant may recommend, and the Senior Vice President Global Human Resources, acting on behalf of the Company, will have complete discretion to approve a different amount of severance pay and/or benefits, either higher or lower (including no severance pay and/or benefits at all), than otherwise

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
      provided on Exhibit A, provided that no such discretion shall be applicable to a Termination Due to Change of Control.

3.08 Change of Control Notification. Not later than six months following a Change of Control, the Company shall notify all of its otherwise eligible Employees (who were Employees as of the day immediately before the Change of Control) who have not been given notice of termination of whether they will, until the second anniversary of such Change of Control, continue in the same job, be offered a Comparable Position, or be involuntarily terminated.


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                                   ARTICLE 4

                          METHOD OF SEVERANCE PAYMENTS

4.01 Method of Payment. The severance pay to which a Participant is eligible, as calculated pursuant to Article 3, shall be paid in accordance with the provisions of this Article 4.

      (a) Severance payments payable under this Plan shall be made in a single sum cash payment.

      (b) Payment shall be made by mailing to the last address provided by the Participant to the Company. Separate payment(s) shall be made to pay any earned and unused vacation pay for the year during which the Employment Termination Date occurs. In no event shall interest be credited on any amounts for which a Participant may become eligible.

      (c) In general, payments shall be made as promptly as practicable after the participant's Employment Termination Date, the execution of the release required under Section 2.03, and the expiration of the required release revocation period.


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                                   ARTICLE 5

                          THE ADMINISTRATIVE COMMITTEE

5.01 Authority and Duties. The Administrative Committee shall have the full power, authority, and discretion to construe, interpret, and administer the Plan, to correct deficiencies therein, and to supply omissions. All decisions, actions, and interpretations of the Administrative Committee shall be final, binding, and conclusive upon the parties, subject only to determinations by the applicable claims fiduciary with respect to denied claims for Benefits. Unless the Administrative Committee determines otherwise, the Human Resources Managers of the Company shall have the authority to act on behalf of the Administrative Committee in all respects set forth in this Section 5.01.

5.02 Records. The Company shall supply to the Administrative Committee all records and information necessary to the performance of the Administrative Committee's duties.

5.03 Payment. The Company shall make payments of Benefits, in such amount as determined by the Administrative Committee under Article 3, from its general assets to Participants in accordance with the terms of the Plan, as directed by the Administrative Committee.


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                                    ARTICLE 6

                            AMENDMENT AND TERMINATION

6.01 The Plan may be amended, suspended, discontinued, or terminated at any time by the Board of Directors of Schering-Plough Corporation or its designee, in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment. Any such amendment, however, may cause the cessation and discontinuance of payments of Benefits to any person or persons under the Plan. No such amendment made following a Change of Control may reduce the benefits to which any Participant may become entitled in the two years following such Change of Control. Notwithstanding the foregoing, no amendment of any kind may be made to the Plan for a period of two years following a Change of Control.


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                                    ARTICLE 7

                                CLAIMS PROCEDURES

7.01 Claim. Each eligible terminated Employee may contest the administration of Benefits by completing and filing with the Severance Benefit Plan Committee a written request for review in the manner specified by the Administrative Committee. Each such application must be filed within 60 days following the Employee's termination of employment and must be supported by such information as the Severance Benefit Plan Committee deems relevant and appropriate.

7.02 Appeals of Denied Claims for Benefits. In the event that any claim for benefits is denied in whole or in part, the claimant whose claim has been so denied shall be notified of such denial by the Severance Benefit Plan Committee within 90 days of receipt of the claim (unless the Severance Benefit Plan Committee determines that special circumstances require an extension of time of up to an additional 90 days for processing the claim). The notice advising of the denial shall specify the reason(s) for denial, make specific reference to relevant Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the claimant of the procedure for the appeal of such denial and a statement of the claimant's right to bring a civil action under
      Section 502(a) of ERISA following an adverse benefit determination on appeal. All appeals shall be made by the following procedure:

      (a) A claimant whose claim has been denied shall file with the Administrative Committee a notice of desire to appeal the denial. Such notice shall be filed within 60 days of notification by the Severance Benefits Plan Committee of the initial claim denial, be made in writing, and set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

      (b) The Administrative Committee shall consider the merits of the claimant's written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Administrative Committee shall deem relevant.

      (c) The Administrative Committee shall render a determination upon the appealed claim within 60 days of its receipt of such appeal (unless the Administrative Committee determines that special circumstances require an extension of time of up to an additional 60 days for processing the appeal). The determination shall specify the reason(s) for the denial, make specific reference to relevant Plan provisions, and contain a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.

      (d) The determination so rendered shall be binding upon all parties.

          No Employee may bring a civil action under Section 502(a) of ERISA until the Employee has exhausted his or her rights under this Section 7.02.

                                    ARTICLE 8

                                  MISCELLANEOUS

8.01 Nonalienation of Benefits. None of the payments, benefits, or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber, or assign any of the benefits or payments which he/she may expect to receive, contingently or otherwise, under the Plan.

8.02 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or Employee, or any person whosoever, the right to be retained in the service of the Company, and all Participants and other Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

8.03 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.04 Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Participant, present and future.

8.05 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

8.06 Number. Except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

8.07 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of Schering-Plough that may be applied by Schering-Plough to the payment of Benefits.

8.08 Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge Schering-Plough, the Administrative Committee and all other parties with respect thereto.

8.09 Lost Payees. Benefits shall be deemed forfeited if the Administrative Committee is unable to locate a Participant to whom Benefits are due. Such Benefits shall be reinstated if application is made by the Participant for the forfeited Benefits within one year of the Participant's Employment Termination Date and while the Plan is in operation.

8.10 Controlling Law. The Plan shall be construed and enforced according to the laws of the State of New Jersey to the extent not superseded by federal law.

                           SCHERING-PLOUGH CORPORATION
                               SEVERANCE PAY PLAN
                                    EXHIBIT A

                   TERMINATION DUE TO WORKFORCE RESTRUCTURING

           (CHART SHOWS AMOUNT OF SEVERANCE PAY IN WEEKS OF BASE PAY)

                                                             BANDS D-O;
                                           BANDS D-O;        BASE > OR =
  YEARS OF SERVICE       BANDS A-C       BASE <$275,000       $275,000
  ----------------       ---------       --------------       --------
        1                   15                 26                39
        2                   15                 26                39
        3                   15                 26                39
        4                   15                 26                39
        5                   15                 26                39
        6                   17                 26                39
        7                   19                 26                39
        8                   21                 26                41
        9                   23                 28                43
       10                   25                 30                45
       11                   27                 32                47
       12                   29                 34                49
       13                   31                 36                51
       14                   33                 38                53
       15                   35                 40                55
       16                   37                 42                57
       17                   39                 44                59
       18                   41                 46                61
       19                   43                 48                63
       20                   45                 50                65
       21                   47                 52                67
       22                   49                 54                69
       23                   51                 56                71
       24                   53                 58                73
       25                   55                 60                75
       26                   57                 62                77
       27                   59                 64                79
       28                   61                 66                81
       29                   63                 68                83
    30 and above            65                 70                85

                           SCHERING-PLOUGH CORPORATION
                               SEVERANCE PAY PLAN
                               EXHIBIT A (CONT'D)


                       TERMINATION DUE TO NON-PERFORMANCE

           (CHART SHOWS AMOUNT OF SEVERANCE PAY IN WEEKS OF BASE PAY)

             YEARS OF SERVICE                   BANDS A-O
             ----------------                   ---------
                   1                                 8
                   2                                 8
                   3                                 8
                   4                                 8
                   5                                 8
                   6                                 8
                   7                                 8
                   8                                 8
                   9                                 9
                  10                                10
                  11                                11
                  12                                12
                  13                                13
                  14                                14
                  15                                15
                  16                                16
                  17                                17
                  18                                18
                  19                                19
                  20                                20
                  21                                21
                  22                                22
                  23                                23
                  24                                24
                  25                                25
                  26                                26
                  27                                27
                  28                                28
                  29                                29
               30 and above                         30

                           SCHERING-PLOUGH CORPORATION
                               SEVERANCE PAY PLAN
                                    EXHIBIT B


                      TERMINATION DUE TO CHANGE OF CONTROL

           (CHART SHOWS AMOUNT OF SEVERANCE PAY IN WEEKS OF BASE PAY)

                        COLUMN A                                                      COLUMN B
   (If this column is applicable, multiply applicable        (If this column is  applicable, multiply applicable number
number of weeks by Base Pay excluding Target Incentive)       of weeks by Base Pay including 1/52 of Target Incentive)
-------------------------------------------------------     ------------------------------------------------------------

                                                                                     BANDS D-O;        BANDS D-O;
                                                                                     BASE(1) <       BASE(1) > OR =
WEEKLY / HOURLY   SEMI-MONTHLY      E-GRADE      YEARS OF SERVICE    BANDS A-C        $275,000          $275,000
---------------   ------------      -------      ----------------    ---------        --------          --------
        8              16              32                1               23              39                 59
        8              16              32                2               23              39                 59
       12              16              32                3               23              39                 59
       16              16              32                4               23              39                 59
       20              20              40                5               23              39                 59
       24              24              48                6               26              39                 59
       28              28              56                7               29              39                 59
       32              32              64                8               32              39                 62
       36              36              72                9               35              42                 65
       40              40              80               10               38              45                 68
       44              44              88               11               41              48                 71
       48              48              96               12               44              51                 74
       52              52             104               13               47              54                 77
       56              56             104               14               50              57                 80
       60              60             104               15               53              60                 83
       64              64             104               16               56              63                 86
       68              68             104               17               59              66                 89
       72              72             104               18               62              69                 92
       76              76             104               19               65              72                 95
       80              80             104               20               68              75                 98
       84              84             104               21               71              78                101
       88              88             104               22               74              81                104
       92              92             104               23               77              84                107
       96              96             104               24               80              87                110
      100             100             104               25               83              90                113
      104             104             104               26               86              93                116
      104             104             104               27               89              96                119
      104             104             104               28               92              99                122
      104             104             104               29               95             102                125
      104             104             104          30 and above          98             105                128



----------

(1) For this purpose, Base Pay excludes Target Incentive.